CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated September 23, 2015, with respect to the financial statements of Wells Fargo Advantage Large Cap Core Fund, one of the funds collectively referred to as the Wells Fargo Advantage Large Cap Stock Funds and one of the funds comprising the Wells Fargo Funds Trust, as of July 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Proxy Statement.

/s/ KPMG LLP

Boston, Massachusetts

December 14, 2015